Exhibit 10.22

LICENSE AND SUPPLY AGREEMENT

This Agreement is made as of the 23rd of November 2007 by ABIOGEN PHARMA SPA, a corporation organized and existing under the Laws of Italy and having its principal offices at Via Meucci 36, 56014 Ospedaletto Pisa Italy, represented by the Managing Director, Dr. Massimo Di Martino (hereinafter called "ABIOGEN"), and

Samaritan Pharmaceuticals Ireland Inc. Limited a corporation organised and existing pursuant to the Laws of Ireland, located at Daneswalle Business Park, Monksland, Athlone, Country Roscommon, Ireland represented by Dr. Christos Dakas, Managing Director Europe, (hereinafter called "SAMARITAN").

WITNESSETH

WHEREAS ABIOGEN has rights on a pharmaceutical PRODUCT (as hereinafter defined) whose active ingredient is named Clodronate for use in the treatment of Tumoral Osteolysis.

AND WHEREAS ABIOGEN is the lawful holder of the Know-how (as hereinafter defined) related to such PRODUCT;

AND WHEREAS SAMARITAN desires to license in, market and distribute the PRODUCT (as hereinafter defined) directly or through an AFFILIATE (as hereinafter defined) as pharmaceutical speciality in the Territory (as hereinafter defined), and to have a right to do so; Now, therefore, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Article:

1.1	"PRODUCT shall mean those pharmaceutical compositions or formulations, containing the
SUBSTANCE as sole active ingredient, listed in Appendix A, finished in a dosage form, for human use, under the Trademark, provided that, for greater certainty, “PRODUCT” does not include the
Intrarticular formulation developped by Abiogen.

1.2	“SUBSTANCE” shall mean the compound identified by the generic name DISODIUM
CLODRONATE.

1.3	"REGISTRATIONS" shall mean the governmental approvals and/or authorizations which are required under laws and regulations to sell the PRODUCT in each country of the Territory.

1.4	"TRADEMARK" shall mean a trademark registered in the Territory in the name of ABIOGEN, or a trademark registered in the name of SAMARITAN and which, after being approved by ABIOGEN, will be assigned, free of any charge, to ABIOGEN, before commercialization of the PRODUCT by
SAMARITAN in the Territory.

1.5	"TERRITORY" shall mean Greece, Cyprus and Turkey.

1.6	"NET SALES" shall mean the gross sales of the PRODUCT (value added taxes excluded) less: (i)
trade discounts and rebates, (ii) returns and allowances including promotional allowances, not to exceed of gross sales, actually credited to third parties and (iii) sales and excise taxes and other taxes paid (other than income taxes), which are levied or borne on sales price of the PRODUCT;.

1.7	"ABIOGEN" shall mean ABIOGEN and shall also include any company controlling, controlled by or under common control with ABIOGEN which has been appointed by ABIOGEN to perform, on its behalf, any of its obligations arising out of this Agreement and which will be responsible for the fulfilment thereof provided that ABIOGEN retains its responsibility for performance of such obligations.

1.8	“KNOW-HOW" shall mean all technical information, documents, data, trade secrets and information relating to the PRODUCT, as described in Article 1.1, and which is necessary or useful for the filing, prosecuting and obtaining and maintaining of the Registrations and for the marketing, use, distribution and sale of the PRODUCT in each country of the Territory in accordance with the terms of this Agreement.

1.9	“DOSSIER” shall mean the available documentation supplied by ABIOGEN to SAMARITAN necessary for the filing by the Regulatory authority (as hereinafter defined) in order to obtain the marketing authorization in each country of the Territory.

1.10	“REGULATORY AUTHORITY” means the Greek, the Cypriot and the Turkish and\or any provincial government ministry, department or agency, the regulatory body or other person responsible in the territory of Greece, Cyprus and Turkey in question for issuing licences and\or for enacting, monitoring and\or forcing the applicable laws or related to the sale of pharmaceutical
PRODUCT in such market or jurisdiction.

1.11	“cGMP” means the current Good Manufacturing Practices of the EU (as in effect from time to time).

1.12	“SAMARITAN” shall mean SAMARITAN and shall also include its “AFFILIATES”, that is any company which is controlling, controlled by or under common control with SAMARITAN and which has been appointed by SAMARITAN to perform, on its behalf, any of its obligations arising out of this Agreement and which will be responsible together with SAMARITAN for the fulfilment thereof.

ARTICLE 2
GRANTS

2.1	For the term of this Agreement ABIOGEN grants to SAMARITAN, and SAMARITAN hereby accepts, subject to the conditions and limitations stated hereinbelow, a non-assignable exclusive licence to use the Know-How and the Dossier to register and to market, distribute and sell the
PRODUCT under the Trademark in each country of the Territory.

2.2	Licence rights granted under article 2.1 above do not automatically include new formulations of the
PRODUCT developed by ABIOGEN.

2.3 SAMARITAN undertakes to sell the PRODUCT only as a pharmaceutical speciality, on its finished dosage form. SAMARITAN shall refrain from:

(i) bringing any alteration or modification to any data contained in the Dossier; or

(ii) using any part of the Dossier or any other data upon the PRODUCT for any other purpose than for obtaining the authorization for the sale of the PRODUCT in each country of the Territory or performing any of its obligation under this Agreement; or

(iii) assigning, transferring or selling the Licence to any third party.

2.4 This Agreement grants SAMARITAN a licence for the sole and only purpose of registration, marketing, distributing and selling the PRODUCT in each country of the Territory. SAMARITAN will not have any right to use the PRODUCT and/or the Know-how for other purposes.

2.5 Within thirty (30) days of the execution of this Agreement, ABIOGEN shall deliver to SAMARITAN the Dossier currently in its possession or under its control and which is useful for the purposes of marketing the PRODUCT and shall thereafter promptly deliver to SAMARITAN any additional information and documentation which comes into its possession or under its control relating to the
PRODUCT which will aid, assist or facilitate the marketing of the PRODUCT in each country of the
Territory.

ARTICLE 3
CONFIDENTIALITY

3.1 SAMARITAN acknowledges the confidential nature of the Know-how and unless required by law or legal process, SAMARITAN undertakes not to reveal to any third parties (other than Regulatory
Authorities in furtherance of the intent and implementation of this Agreement) and to consider and treat as confidential all data and information communicated to it by ABIOGEN, as well as all data and information generated by SAMARITAN according to Article 2.4, for the term of this Agreement and ten (10) years thereafter, and to oblige all its personnel having access to the said data and information to act in a similar manner. The foregoing obligation shall not apply to:

(a) data which at the time of disclosure is in the public domain,

(b) data which after disclosure become part of the public domain by publication or otherwise, except by breach of this Agreement by SAMARITAN,

(c) data which SAMARITAN can establish by competent proof were in SAMARITAN's possession at the time of disclosure by ABIOGEN and were not acquired directly or indirectly from ABIOGEN.,

(d) Information that is required to be disclosed under law or by order of a court of competent jurisdiction, provided, however, that ABIOGEN is granted due advance notice of such a requirement and the information so required is identified in order to be able to contest the same and then only to the minimum extent of disclosure so required.

The provisions of this Article 3.1 shall survive the expiration or termination of this Agreement.

ARTICLE 4
REGISTRATION

4.1. ABIOGEN agrees to, after execution of this Agreement, execute or cause to have executed all documents reasonably requested by SAMARITAN, and at SAMARITAN’s expense, as required to permit to SAMARITAN to obtain the Registration for the PRODUCT in each country of the Territory under the name of SAMARITAN. If the documents requested by SAMARITAN include additional studies to be performed by ABIOGEN, ABIOGEN is entitled to evaluate the feasibility of such additional studies and to decide to perform them or not. Should ABIOGEN decide to perform the additional studies requested by SAMARITAN the costs for such studies will be on SAMARITAN’s account. In case ABIOGEN decides not to perform such additional studies the parties will meet in good faith in order to find an amicable solution. SAMARITAN shall diligently take all steps as required to have said Registration approved by the Health Authorities in each country of the Territory on or before _______________ . SAMARITAN undertakes to maintain at its own expense all
Registrations held by SAMARITAN hereunder and to bear all expenses and costs involved to any additional information and/or activities required by the Health Authorities in each country of the
Territory.

4.2. In the event that, due to negligence or failure of SAMARITAN, SAMARITAN will not obtain such
Registration within the term established in article 4.1., ABIOGEN has the right to terminate this
Agreement, by giving a written notice thereof to SAMARITAN which notice of termination shall be immediately effective upon receipt by SAMARITAN.

Within twenty (20) working days from the receipt of the DOSSIER, SAMARITAN will examine the
DOSSIER supplied by ABIOGEN. Should the DOSSIER be not conformable with the standard requirements of the Health Authorities SAMARITAN will notify ABIOGEN of such non-conformity and ABIOGEN will refund SAMARITAN of the instalment paid by SAMARITAN upon signature of this Agreement.

After the filing, if the application for registration is rejected either party is entitled to terminate this
Agreement with one month written notice. In this case ABIOGEN will be entitled to withhold the instalment paid by SAMARITAN upon the signature of this Agreement.

4.3. SAMARITAN shall use reasonable commercial efforts to launch the PRODUCT within three (3)
months from the date of the price approval by the authorities. In the event that SAMARITAN does not launch the PRODUCT in each country of the Territory within the time period herein contemplated, ABIOGEN may, prior to the launch, terminate this Agreement by giving a written notice thereof to SAMARITAN, which notice of termination shall be immediately effective upon receipt by SAMARITAN: in this case ABIOGEN will be entitled to withold the instalment paid by
SAMARITAN upon the signature of this Agreement and SAMARITAN shall transfer free of charge to ABIOGEN, or to a third party designated by ABIOGEN, the Registration relating to the
PRODUCT in each country of the Territory within thirty (30) days from ABIOGEN’s request.
SAMARITAN may terminate this Agreement prior to launch by notice in writing to ABIOGEN if
SAMARITAN is unable to launch by the date herein contemplated as a result of the failure of
ABIOGEN to provide SAMARITAN with any required data or information: in this event
SAMARITAN shall transfer to ABIOGEN, or to a third party designated by ABIOGEN, the
Registration relating to the PRODUCT in each country of the Territory within thirty (30) days from
ABIOGEN’s request, at ABIOGEN’s expense. In such a case SAMARITAN will have the only right to receive back the instalment paid by SAMARITAN upon the signature of this Agreement, other rights being excluded.

4.4. All activity to be carried out by SAMARITAN to obtain and/or maintain the Registrations and/or to satisfy the requirements of the Regulatory Authorities in each country of the Territory as herein contemplated shall be conducted in strict accordance with the requirements of the applicable
Regulatory Authority. No act which could adversely affect the Registrations and no clinical trial for whatever purpose may be commenced, undertaken or carried out by SAMARITAN.

4.5. During the terms of this Agreement ABIOGEN agrees to give SAMARITAN and its personnel such reasonable support, co-operation and information regarding the Registration of the PRODUCT as
SAMARITAN may reasonable request from time to time, being understood what is stated in Article
4.1 above.

ARTICLE 5
TRADEMARK

5.1 SAMARITAN shall sell the PRODUCT under the Trademark which is and shall remain of Abiogen’s property. During the term of this Agreement ABIOGEN grants to SAMARITAN a royalty-free non-
assignable license to use the Trademark in each country of the Territory for the commercialization of the PRODUCT in each country of the Territory.

ARTICLE 6

PROMOTION AND MARKETING

6.1 Promotion

(a) SAMARITAN will use reasonable commercial efforts to promote and sell the PRODUCT in the Territory. All expenses of marketing, particularly those of promotion and advertising of the PRODUCT in each country of the Territory, shall be borne by SAMARITAN

(b)	SAMARITAN shall send to ABIOGEN, not later than sixty (30) days after signature of this
Agreement, a sales budget and a promotional plan for the commercialization of the
PRODUCT. Subsequently, SAMARITAN shall send to ABIOGEN, during the term of this
Agreement a yearly sales budget and promotional plan, within the month of November of each year.

(c)	The PRODUCT shall be promoted strictly in accordance with the scientific profile, therapeutic indications, governmental approved data sheet and promotional guidelines and requirements for post-marketing surveillance which, in any case, have been previously approved in writing by ABIOGEN. In all respect, as for clinical work, SAMARITAN will proceed in close co-operation with ABIOGEN, in order most efficiently to ensure consumer protection, serving public health interest and complying with the requirements of the health authorities in each country of the Territory. SAMARITAN agrees and undertakes that some of its representatives and/or employees shall participate at SAMARITAN expenses to a training course at ABIOGEN’s facilities in order to improve their knowledge about the
PRODUCT and the methods of marketing of the PRODUCT anywhere in each country of the
Territory.

(d)	All promotional materials, including sales aids and advertisements relating to the PRODUCT, shall be submitted by mail and by fax for ABIOGEN’s approval prior to their use, that will be considered as automatically given if ABIOGEN does not oppose to it in a maximum term of ten (10) working days from the date of receipt .

(e)	SAMARITAN agrees that it will not solicit customers for the PRODUCT outside the
Territory, nor establish any branch or maintain any depot for the distribution of the
PRODUCT outside each country of the Territory.

(f)	Sales: SAMARITAN shall send to ABIOGEN at the end of January, April, August and
October in each calendar year specific information about the following items relating to the previous calendar quarter, where available:

(g)	Monthly sales, in units and in values of the PRODUCT and its competitors in the same therapeutic group and in other relevant therapeutic groups.

(h)	Moving annual total and year to date sales.

6.2. Competitive Specialities: SAMARITAN agrees that, during the term of this Agreement, it will not market, directly or indirectly, in each country of the Territory, any PRODUCT containing clodronate or any other bisphosphonate for the same therapeutic indications of the PRODUCT, nor other
PRODUCT with oral administration in therapeutic class M5B having the same therapeutic indications of the PRODUCT.

6.3.	Adverse drug reaction: Both parties will exchange adverse drug reactions and safety information reports in a manner and time frame that will allow compliance with regulatory reporting and ongoing safety review of the PRODUCT. The parties shall agree upon standard operating procedures in a separate pharmacovigilence and safety procedure document which will ensure the reporting of these events to regulatory authorities and to each other before starting any clinical trials and/or before marketing of the PRODUCT commences under terms of this Agreement, as well as compliance with any other regulatory requirement regarding the safety of the PRODUCT. In any event, it shall be assured that ABIOGEN will centralize all information related to adverse drug reactions and safety information on a world wide basis in the global safety data base. Each of SAMARITAN and
ABIOGEN shall immediately inform the other of any new information and/or findings concerning side effects, toxicity or safety of the PRODUCT which come to its attention during the term of this
Agreement. All information referring to toxicological and/or adverse side-effects related to the
PRODUCT shall be centralized by ABIOGEN.

6.4.	PRODUCT recall: In the event that SAMARITAN shall be required to initiate a recall, PRODUCT withdrawal or field correction of any PRODUCT (a “Recall”), SAMARITAN shall notify ABIOGEN and ABIOGEN shall fully co-operate with SAMARITAN in notifying SAMARITAN’s customers to return all PRODUCT and shall follow any other instructions provided by SAMARITAN. In the event that ABIOGEN believes that a Recall may be necessary and\or appropriate, prior to taking any action ABIOGEN shall immediately notify SAMARITAN and ABIOGEN and SAMARITAN co-
operate with each other in determining the necessity and nature of the action to be taken. With respect to any Recall, SAMARITAN shall be responsible for co-ordinating all necessary activities in connection with such Recall and ABIOGEN and SAMARITAN shall each co-operate with the other in recalling the affected PRODUCT. In the event that a Recall results solely from any cause or event arising from the manufacture, testing, storage, handling, packaging or labelling of the PRODUCT by
ABIOGEN or those for whom it is responsible or any other cause or event attributable to ABIOGEN or those for whom it is responsible, ABIOGEN shall be responsible for all expenses of such Recall.
In the event that a Recall results solely from any cause or event arising from the transportation, receiving, storage, handling, marketing or distribution of the PRODUCT by SAMARITAN or any other cause or event attributable to SAMARITAN or those for whom it is responsible, SAMARITAN shall be responsible for all expenses of such Recall. In all other cases the parties shall share the expenses of the Recall equally and each party shall reimburse the other for fifty percent (50%) of any expenses of Recall incurred by such other party. Recall expenses shall include, but not be limited to, the expenses of notification, destruction or return of Recalled PRODUCT and SAMARITAN and
ABIOGEN’s reasonable out-of-pocket costs in connection with such Recall including, but not limited to, reasonable attorney’s fees and expenses and credits and expenses claimed or paid to customers.
Each party shall use reasonable commercial efforts to minimize the Recall expenses which it incurs and shall provide to the other, upon request, reasonable evidence of the out-of-pocket expenses being claimed by it. In no case ABIOGEN shall be liable to SAMARITAN for any direct or aindirect loss of profit, damages and expenses as a result of a recall except for what provided herein.

6.5. Minimum purchases: SAMARITAN shall order for delivery during each of the successive twelve-
month periods immediately following the date of first launch of the PRODUCT (herein referred to as
"Marketing Year") within the term of this Agreement, the following minimum amounts of
PRODUCT:

- capsules 400 mg.: at least one batch of capsules for each country of the Territory where one batch is formed by 100.000 capsules (hereinafter “batch size”);

ABIOGEN shall have the right to terminate this Agreement if the above minimum is not respected.

6.6.	SAMARITAN agrees to indemnify, save harmless and compensate ABIOGEN and its officers, directors and employees from and against any and all claims, demands, actions, causes of action, suits, proceedings, judgments, liabilities, damages, losses, costs, expenses, fines, penalties and other similar assessments including, but not limited to, reasonable attorney’s fees and expenses incurred and documented relating to or arising out of a breach by SAMARITAN of any of its obligations.

ARTICLE 7
SUPPLY

7.1.	In order to ensure the quality of the PRODUCT, SAMARITAN agrees that, during the term of this
Agreement, it will buy the PRODUCT only from ABIOGEN or from a third party designated by
ABIOGEN.

7.2.	Obligation to manufacture.

(a) ABIOGEN will manufacture (or cause to be manufactured) and supply to SAMARITAN, in accordance with the terms herein and in a timely fashion, the quantity of the PRODUCT ordered by
SAMARITAN from time to time. Each PRODUCT supplied by ABIOGEN pursuant hereto shall be manufactured in accordance with the following (collectively, the “Manufacturing Requirements):
(i) the Specifications for the PRODUCT including the purity, potency and physical and chemical properties, stability and formulation, (ii) applicable cGMP;

(b) ABIOGEN warrants that all PRODUCT supplied by it to SAMARITAN pursuant to this
Agreement shall (i) be manufactured, packaged, tested, stored and handled in accordance with the
Manufacturing Requirements, (ii) be capable of maintaining its purity, potency and other property characteristics contemplated in its Specifications until the expiration date for such PRODUCT, and
(iii) at the time of delivery of the PRODUCT to the carrier (Ex-Works, ABIOGEN factory) the
PRODUCT will have a remaining shelf life of at least twenty-four (24) months.

(c) ABIOGEN will communicate in a reasonable advanced time, during the term of this Agreement, any changes to the formulation of the PRODUCT, site of manufacture, methods of manufacture
(including equipment used in the manufacture), sources of raw materials, sources or nature of packaging materials, testing procedures or any other matter relating to the Specifications of the
PRODUCT as contained in the Dossier.

7.3.	Supply Price: The supply price (the “Supply Price”) of PRODUCT from ABIOGEN to SAMARITAN is fixed in Euro currency and such Supply Price shall be intended for goods delivered ex-works
ABIOGEN factory: shipment and insurance costs shall be covered by SAMARITAN. The Supply
Price is set out in Appendix B, which constitutes an integral part of this Agreeement.

7.4 The payment of each invoice issued by ABIOGEN will be made by SAMARITAN within 30 days following the date of the invoice, by bank transfer on the bank account indicated by ABIOGEN. In case SAMARITAN delays the payment interest will be due to ABIOGEN according to the Italian
Law D. Lgs. 9 ottobre 2002 n. 231. In case of a delay longer than fifteen (15) days ABIOGEN will be entitled to suspend the supply of the PRODUCT until the payment is made.

7.5.	Before commencement of each calendar quarter (being a three (3) month period ending on March 31,
June 30, September 30 and December 31) ("Q"), SAMARITAN shall provide ABIOGEN with the rolling forecast of its expected requirements of the PRODUCT over the next four (4) calendar quarters (Q1 to Q4). The quantities for the first two calendar quarters covered by each rolling forecast
(Q1 and Q2) will be considered as a firm order and at the time that SAMARITAN delivers such forecast it will deliver to ABIOGEN a purchase order for the Specialties consistent with its commitments as aforesaid (to the extent not previously delivered).

7.6.	All purchase orders submitted by SAMARITAN shall contemplate the purchase of PRODUCT in minimum batch sizes (for each presentation of the PRODUCT) as contemplated above, and shall specify, among other things, the required delivery date, which delivery date shall be at least ninety
(90) days following delivery of the purchase order; provided further that SAMARITAN may not request more than one (1) delivery date in any calendar quarter without the prior consent of
ABIOGEN.

7.7. The quantities of PRODUCT ordered by SAMARITAN which have been manufactured by or on behalf of ABIOGEN in accordance with its manufacturing and quality obligations hereunder shall be supplied by ABIOGEN or its designated supplier "Ex-Works" manufacturing plant, and neither
ABIOGEN nor any of its designated suppliers will have, thereafter, any liability for loss or damage to the PRODUCT arising during transit or following receipt by SAMARITAN as a result of any acts or omissions by or on behalf of the carrier or SAMARITAN. Transfer of goods will be carried out by
SAMARITAN.

7.8. The specifications of the PRODUCT are set forth in the Registrations for the PRODUCT and may only be changed by ABIOGEN from time to time. ABIOGEN guarantees that the PRODUCT will conform to all specifications set forth in the Dossier.

7.9. Within thirty (30) days of the receipt of a delivery of a PRODUCT, SAMARITAN shall inspect such
PRODUCT and shall advise ABIOGEN in writing (with full particulars) if a shipment of the
PRODUCT is not in conformity with ABIOGEN’s obligations hereunder or is otherwise defective;
provided, however, that SAMARITAN’s failure to advise ABIOGEN in a timely manner that a shipment of the PRODUCT does not conform shall not prejudice SAMARITAN’s right to subsequently reject or return such PRODUCT if the defect or other non-conforming condition which justifies rejection could not reasonably have been detected by an inspection in accordance with cGMP standards. If any PRODUCT is appropriately rejected by SAMARITAN, ABIOGEN shall promptly replace such PRODUCT with conforming goods within sixty (60) days. Such replacement
PRODUCT shall be delivered to SAMARITAN at no cost to SAMARITAN. Alternatively, at
SAMARITAN’s request, ABIOGEN shall provide to SAMARITAN a credit for the Supply Price therefore and all delivery charges and taxes and duties incurred by SAMARITAN to deliver the defective PRODUCT from ABIOGEN’s manufacturing facility to SAMARITAN’s designated delivery destination in each country of the Territory. SAMARITAN shall, at ABIOGEN's request and expense, follow any reasonable instructions to return to ABIOGEN or dispose of any PRODUCT as aforesaid which are not in compliance with the agreed specifications and are replaced as regulated in this Paragraph.

7.10.	If ABIOGEN does not agree with SAMARITAN that the PRODUCT rejected under the provisions of this Article fail to conform to the agreed Specifications, the matter will be submitted to an independent laboratory agreed between the parties. The decision of such independent laboratory following its analysis of the PRODUCT under question shall be final. The cost of the analysis shall be borne by the party who was in error.

7.11.	In the event that ABIOGEN is unable to supply the PRODUCT to SAMARITAN for three (3)
consecutive months, for any reason other than SAMARITAN's fault, ABIOGEN shall immediately notify SAMARITAN thereof and both parties will try to identify an alternative source of supply (who will be qualified to supply the PRODUCT with the Regulatory Authorities at ABIOGEN’s expense).

7.12	ABIOGEN shall not be responsible for any damages or losses suffered by SAMARITAN resulting from the storage, testing, use or sale of PRODUCT, or the use or administration of PRODUCT by or to third parties

ARTICLE 8
QUALITY CONTROL

8.1.	SAMARITAN shall carefully follow the directions and specifications of ABIOGEN in the analysis, handling and storage of the PRODUCT, provided all such directions and specifications are consistent with the Dossier and cGMP, and ABIOGEN shall provide to SAMARITAN all reasonable assistance in connection therewith as SAMARITAN may reasonably request.

ARTICLE 9
COMPENSATION

9.1.	For the right to use the Know How , the Trademark and the Dossier in each country of the Territory subject to the conditions of this Agreement, SAMARITAN shall pay to ABIOGEN an up front payment of ______________ . This sum shall be paid as follows:

9.2.	With respect to the sales of the PRODUCT in each country of the Territory by SAMARITAN the total net compensation payable to ABIOGEN in respect of supplies of the PRODUCT (inclusive of the
Supply Price) will be of SAMARITAN's Net Sales of the PRODUCT in each country of the Territory, as provided by Schedule A.

9.3	At the end of each calendar year, the difference between the agreed percentage according to Article 9.2 on the Net Sales of the PRODUCT sold during such calendar year and the sums of Supply Price paid or payable for the PRODUCT pursuant to Subparagraph 7.3 and utilized in such Net Sales will be established and, if the agreed percentage is greater, the amounts corresponding to such difference
(hereinafter referred to as "Adjustment") will be paid by SAMARITAN. Inventory on hand and not utilized in the sales will not be taken into consideration. Calculations will be made by SAMARITAN and notified to ABIOGEN within thirty (30) working days following the end of the year and subject to
ABIOGEN approval. In case the total net compensation results lower than the sums of Supply Prices paid or payable by SAMARITAN for the PRODUCT, ABIOGEN shall not be obliged to pay any adjustment to SAMARITAN.

9.4	The payment of the Adjustment will be carried out by SAMARITAN within thirty (30) working days following the end of each calendar year by bank transfer. Each payment shall be accompanied by a report in writing showing the period for which said payment is made, the Net Sales of the PRODUCT during said period and the amount of the Adjustment accrued thereon. Failure by SAMARITAN to pay the due amount at the due time will entitle ABIOGEN to stop the supply of the PRODUCT until the payment is made. Adjustment accrued shall be payable to ABIOGEN in Euros and wired to the account to be specified by ABIOGEN.

9.5	SAMARITAN shall keep complete and accurate books and records of all sales and calculations upon which royalties hereunder accrue and those books and records shall be open for inspection for a period of two (2) years from the end of the calendar year in which such sales took place by a certified public accountant or private consulting firm selected by ABIOGEN (other than one to whom SAMARITAN has reasonable objection) who shall, at ABIOGEN's expense, have access to said records during normal business hours, for the purpose of verifying the Adjustment accrued as herein provided. Such accountant shall not disclose to ABIOGEN any information relating to the business of SAMARITAN including the identity of any customers of SAMARITAN other than to indicate whether and to what extent any reporting by SAMARITAN pursuant to Article 9.5 is inaccurate. SAMARITAN shall be entitled to require such accountant to execute a reasonable confidentiality agreement prior to providing such accountant with access to its books and records.

9.6.	Where required by law, SAMARITAN shall have the right to withhold applicable taxes from any payments made by SAMARITAN to ABIOGEN pursuant to this Agreement (whether such obligation to withhold arises by reason of a re-categorization by the applicable physical authority of the payments made by SAMARITAN to ABIOGEN pursuant hereto or otherwise). However, even if SAMARITAN does not withhold taxes from any payment, ABIOGEN remains liable for all such taxes, if the applicable taxing authority at a later date determines that such liability does exist. SAMARITAN shall promptly provide ABIOGEN with receipts from the appropriate taxing authorities for all payments of taxes withheld and paid by SAMARITAN to such authorities on behalf of ABIOGEN as herein contemplated.

ARTICLE 10
INFORMATIONS AND LITIGATION ABOUT INTELLECTUAL PROPERTY RIGHTS

10.1.	SAMARITAN shall disclose to ABIOGEN all information received by SAMARITAN concerning the institution of any opposition, re-examination, reissue, revocation, nullification or any official proceeding involving the Trademark and the Know-how anywhere in each country of the Territory.

10.2.	In the event of the institution of any suit by a third party against ABIOGEN (or its Affiliates),
SAMARITAN or another licensee of ABIOGEN for any infringement involving the manufacture, use, sale, distribution or marketing of the PRODUCT, Know-how and Trademark anywhere in each country of the Territory, the party sued shall promptly notify the other party in writing.
SAMARITAN shall have the right to defend any suit brought against it at its own expense (subject to indemnification hereunder), but shall, at all times, follow any technical considerations of ABIOGEN.
ABIOGEN and SAMARITAN shall assist one another and cooperate in any such litigation at the request and expense of the requesting party (subject to SAMARITAN’s rights of indemnification and reimbursement contemplated below).

10.3.	In the event that ABIOGEN or SAMARITAN becomes aware of actual or threatened infringement of a
Trademark in each country the Territory, that party shall promptly notify the other party in writing.
ABIOGEN shall have the exclusive right but not the obligation to bring, at its own expense, any infringement action against any third party. SAMARITAN agrees to assist ABIOGEN and cooperate in any such litigation at the request and expense of ABIOGEN.

10.4.	The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the PRODUCT and/or the Trademark.

ARTICLE 11
TERM -TERMINATION

11.1.	Term: This Agreement will take effect from the date of execution and will continue in force until the fifth (5th) anniversary of the date of first sale of the last of the PRODUCT’s formulation to be launched by SAMARITAN, in each country of the Territory. This Agreement will thereafter be automatically extended for subsequent periods of two (2) years, except if either of the parties gives a minimum of six (6) months notice prior to the date of expiration of its desire not to extend it. The notice of intention not to extend the Agreement can also be given partially with reference to each country of the Territory. Neither party shall be entitled to claim any indemnity or compensation from the other party as a result of the termination or non-renewal of this Agreement under the provisions of this section.

11.2.	Termination:
a) Each party may terminate this Agreement totally or partially by a registered letter to the other party:

(i) in case the other party fails to fulfil any of its obligations under this Agreement and does not correct such default of obligations within sixty (60) days counting from the day on which a registered letter requiring to correct such default of obligations is received by the other party;

(ii) in the case provided by Article 4.2.

(b) ABIOGEN may terminate this Agreement totally or partially at its sole discretion by a registered letter to SAMARITAN with immediate effect in the following cases:

(i) If SAMARITAN does not register the PRODUCT according to Article 4, or

(ii) If SAMARITAN doesn’t launch the PRODUCT according to Article 4.3, or

(iii) If SAMARITAN, on its own initiative, ceases to market the PRODUCT in each country of the Territory for six consecutive months.

(iv) If the control of SAMARITAN, shall become vested into another company or firm, or if SAMARITAN merges with any other company.

(v) In accordance with the provisions of Article 6.6.;

(vi) If SAMARITAN does not fulfill the obligations provided by Articles 2.3.; 3; 4.4.

(vii) In case of the bankruptcy or insolvency of SAMARITAN, or in case of the filing by
SAMARITAN of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by SAMARITAN of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

11.3. Provisions upon early termination: Upon expiration of the term of this Agreement or early termination far any reasons mentioned in article 11.2 SAMARITAN undertakes:

(a) to return to ABIOGEN within thirty (30) days all confidential documents and data of any kind communicated by ABIOGEN which would concern the PRODUCT and the Combination except those submitted to the applicable health authorities;

(b) to cease marketing the PRODUCT, than SAMARITAN shall 180 days to sell down its inventory of the PRODUCT, being firm that SAMARITAN shall pay to ABIOGEN the compensation provided by this Agreement for such sales;

c) to make available to ABIOGEN, free of charge, all data and information relating to the regulatory approval of PRODUCT, upon being so requested by ABIOGEN in writing;

d) to transfer, and assist to ABIOGEN in taking all necessary action with the competent authorities in order to transfer to ABIOGEN or its designee, within thirty (30) days from the date of request by
ABIOGEN, any rights, titles, applications, Registration and/or authorizations necessary to sell the
PRODUCT in each country of the Territory, subject to SAMARITAN’s rights under paragraph (b)
above;

e) to interrupt immediately the use of the Trademark, subject to SAMARITAN’s rights under paragraph (b) above;

f) to consider and treat as strictly confidential and refrain from making use of, during a period of ten
(10) years from the date of termination, any information communicated by ABIOGEN as long as the same has not been made public;

g) to interrupt immediately the use of the Know-How.

Termination of this Agreement shall be without prejudice to any other rights or remedies the Party terminating this Agreement may have against the defaulting party arising out of the default in question.

11.4. ABIOGEN shall have the right to receive all payments accrued hereunder prior to the effective date of termination and, subject to its continuing obligations, to keep all payments previously received.

11.5. Survival: The obligations of the parties set forth in article 3, 6.8., 9.5, 11.3 and 13 hereof shall survive the expiration or termination of this Agreement.

ARTICLE 12
GENERAL PROVISION

12.1. Independent status of the parties: SAMARITAN and ABIOGEN are independent contractors and neither shall bind or attempt to bind the other to any contract or obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either party the agent of the other in any sense of the term whatsoever.

12.2. Substitution: Abiogen may at any time designate, for the benefit or charge of any of the rights or obligations resulting from this Agreement, any physical person or legal entity. Additionally,
ABIOGEN shall be entitled to, at any time, assign this Agreement to any third party.

12.3. This Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by
SAMARITAN, without the written consent of ABIOGEN.

12.4. Compliance with law: Each party shall comply with, and shall not be in violation of any valid applicable international, national, state or local statutes, laws, ordinances, rules, regulations, or other governmental orders of each country of the Territory in which the PRODUCT are either manufactured or sold which affect the research, purchase, sale, shipment, distribution and storage of the PRODUCT.

12.5. Force majeure: No party shall be responsible for a failure or delay in performance of any of the obligations hereunder due to force majeure such as wars, insurrections, strikes, acts of God,
Governmental actions or controls or any other contingency beyond the direct control of such party. A party whose performance of obligations has been delayed by force majeure shall use its best efforts to overcome the effect of the force majeure as soon as possible. In these cases, the party affected by the force majeure shall notify immediately to the other party the existence of the force majeure. The other party will have no right to demand indemnity for damage, provided, however, that if the event of
Force Majeure preventing performance shall continue for more than six (6) months, either party may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

12.6. Notices and amendments: all notices and communications related to this Agreement shall be hand delivered, or sent via teIefax, courier or by registered air-mail to the other party at its address hereinabove given, and immediately confirmed by registered air-mail (when hand-delivered or sent by fax or courier).

12.7. This Agreement embodies all of the understandings and obligations between the parties concerning the
PRODUCT; any amendments and supplements shall not be valid unless executed in writing by duly authorized officers of both parties.

12.8. Waiver: The waiver of relief from any breach or non-fulfillment of any term and condition of this
Agreement does not constitute a waiver of any relief from any other breach or non-fulfillment of that or any other term and condition.

12.9. Severability: in the event any portion of this Agreement shall be held illegal, invalid, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

ARTICLE 13
GOVERNING LAW AND DISPUTE RESOLUTION
13.1	This Agreement shall be governed and construed in accordance with the laws of Switzerland applicable therein.
13.2	Any disputes arising with respect to or in connection with this agreement (including the validity, invalidity, breach or termination) that the parties cannot solve amicably, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers
of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these rules.
The numbers of arbitrator shall be one.
The seat of arbitration shall be Geneva.
The arbitral proceeding shall be conducted in English.
ARTICLE 14
ENTIRE AGREEMENT
14.1	This Agreement sets out the entire agreement between ABIOGEN and SAMARITAN relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter.
IN WITNESS WHEREOF, the parties have signed this Agreement in duplicate originals by their qualified representatives in the dates set forth.

	ABIOGEN PHARMA S.p.A.	SAMARITAN PHARMACEUTICALS IRELAND